Exhibit 99.1

Regency Centers Reports Third Quarter Results
Same-Property NOI Growth of 4.4%

JACKSONVILLE, Fla. (November 7, 2012) - Regency Centers Corporation (“Regency” or the “Company”) announced today financial and operating results for the quarter ended September 30, 2012.

Earnings

Regency reported Core Funds From Operations (Core FFO) for the third quarter of $55.6 million, or $0.62 per diluted share, compared to $54.9 million, or $0.61 per diluted share, for the same period in 2011. For the nine months ended September 30, 2012 Core FFO was $174.3 million, or $1.94 per diluted share, compared to $156.3 million, or $1.77 per diluted share, for the same period last year.

Regency reported net income attributable to common stockholders for the third quarter of $11.6 million, or $0.13 per diluted share, compared to net income of $8.5 million, or $0.09 per diluted share, for the same period in 2011. Net income attributable to common stockholders for the nine months ended September 30, 2012 was $30.5 million, or $0.34 per diluted share, compared to $23.6 million, or $0.26 per diluted share, for the same period last year.

Funds From Operations (FFO) for the third quarter was $52.0 million, or $0.58 per diluted share. For the same period in 2011, the Company reported FFO of $56.0 million, or $0.62 per diluted share. For the nine months ended September 30, 2012 FFO was $163.2 million, or $1.81 per diluted share, compared to $163.8 million, or $1.85 per diluted share, for the same period last year.

FFO is a commonly used measure of REIT performance, which the National Association of Real Estate Investment Trusts (NAREIT) defines as net income, computed in accordance with GAAP, excluding gains and losses from sales of depreciable property, excluding operating real estate impairments, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Regency computes FFO for all periods presented in accordance with NAREIT's definition. Many companies use different depreciable lives and methods, and real estate values historically fluctuate with market conditions. Since FFO excludes depreciation and amortization and gains and losses from depreciable property dispositions, and impairments, it can provide a performance measure that, when compared year over year, reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, acquisition and development activities, and financing costs. This provides a perspective of the Company's financial performance not immediately apparent from net income determined in accordance with GAAP. Thus, FFO is a supplemental non-GAAP financial measure of the Company's operating performance, which does not represent cash generated from operating activities in accordance with GAAP and therefore, should not be considered an alternative for net income as a measure of liquidity. An additional performance measure used by Regency, Core FFO, represents FFO as defined above, excluding, but not limited to, transaction income or expense, gains or losses from the early extinguishment of debt, development and outparcel gains or losses and other non-core items. The Company provides a reconciliation of FFO to Core FFO.

Operations

For the three months ended September 30, 2012, Regency's results for wholly owned properties plus its pro-rata share of co-investment partnerships were as follows:

•	Percent leased at period end, same properties only: 94.3%

•	Percent leased at period end, all properties: 93.6%

•	Increase in same property net operating income (NOI) over the same period last year, excluding termination fees: 4.4%

•	Same space rental rate growth on a cash basis for spaces vacant less than 12 months: 13.7%

•	Leasing transactions, including in-process developments: 396 new and renewal lease transactions for a total of 1.3 million square feet

For the nine months ended September 30, 2012, Regency's results for wholly owned properties plus its pro-rata share of co-investment partnerships were as follows:

•	Percent leased at period end, same properties only: 94.3%

•	Percent leased at period end, all properties: 93.6%

•	Increase in same property net operating income (NOI) over the same period last year, excluding termination fees: 4.0%

•	Same space rental rate growth on a cash basis for spaces vacant less than 12 months: 6.1%

•	Leasing transactions, including in-process developments: 1,343 new and renewal lease transactions for a total of 4.0 million square feet

Investments

Property Transactions

During the quarter, Regency sold three co-investment operating properties at a gross sales price of $61.5 million representing a weighted average cap rate of 8.2%. Regency's share of the gross sales price was $20.3 million. Also, Regency sold one outparcel at a gross sales price of $725,000. As previously reported, the Company completed the sale of a 15-property portfolio (“Portfolio”) during the quarter to an affiliate of Blackstone Real Estate Partners VII for total consideration of $321.0 million, representing a weighted average cap rate of 8.1%. Regency retained a $47.5 million preferred equity investment in the entity that owns the Portfolio, which will earn an annual preferred return of 10.5%. This preferred investment can be redeemed after 12 months by Regency and after 18 months by either party.

During the quarter, Regency purchased one property, on a wholly owned basis, at a gross purchase price of $59.5 million and a cap rate on in-place income of 5.0%. Located at one of the most desirable intersections in San Diego, Balboa Mesa is a 189,321 square foot in-fill shopping center anchored by Vons, Kohl's and CVS. Regency will commence a $12 million redevelopment of the shopping center in early 2013 that will include the addition of 16,000 square feet of new retail space. Once the redevelopment is complete, the estimated NOI yield increases to approximately 6.0% as a result of an estimated incremental return on the redevelopment of more than 8.0%.

Developments and Redevelopments

At September 30, 2012, the Company had seven projects in development with estimated net development costs of $241.7 million. Additionally, Regency had three redevelopment projects in process with estimated net incremental costs, including its pro-rata share of co-investment partnerships, of $13.2 million.

Capital Markets

Unsecured Credit Facility

During the quarter, Regency amended its existing unsecured revolving credit facility (the “Facility”) and increased the Facility by $200 million to a total of $800 million (the “Amended Facility”). The Amended Facility bears interest at an annual rate of LIBOR plus 140 basis points (inclusive of a 22.5 basis point facility fee) and is based on the higher of the Company's current corporate credit ratings from Moody's and S&P. The maturity date on the Amended Facility is extended by one year and will expire in September 2016. Additionally, the Company retained a one-year extension option.

Preferred Stock

During the quarter, Regency issued $75 million of 6.00% Series 7 Cumulative Redeemable Preferred Stock (“Series 7 Stock”). The Company used the proceeds for the redemption of its 6.70% Series 5 Cumulative Redeemable Preferred Stock (“Preferred Redemption”). Beginning in 2013, the Preferred Redemption and the issuance of the Series 7 Stock will result in annual preferred dividend savings of approximately $525,000.

Guidance

The Company has updated certain components of its 2012 earnings and valuation guidance and introduced initial 2013 earnings guidance. Some of these changes are summarized below. Please refer to the Company's third quarter 2012 supplemental information package for the complete list of updates.

	Full Year 2012 Guidance		Full Year 2013 Guidance
	Previous Guidance	Updated Guidance
Core FFO/share(a)	$2.42 - $2.48	$2.48 - $2.52	$2.45 - $2.53
FFO/share(a)	$2.30 - $2.36	$2.34 - $2.39	$2.42 - $2.50
Same-property NOI growth - without termination fees(b)	2.8% - 3.8%	3.6% - 4.1%
Same-property percent leased - at period end(b)	93.5% - 94.5%	94.0% - 94.5%
Rental rate growth for spaces vacant less than 12 months(c)	(1.0)% - 2.5%	2.5% - 5.5%

(a)	Per diluted share

(b)	Wholly owned and Regency's pro-rata share of co-investment partnerships

(c)	Rent growth is calculated on a same-space, cash basis

Reconciliation of Net Income Attributable to Common Stockholders to FFO and Core FFO - Guidance

All numbers are per share except weighted average shares
	Full Year		Full Year
Funds From Operations Guidance:	2012		2013
Net income attributable to common stockholders	$0.42	0.47	$0.60	0.68

Adjustments to reconcile net income to FFO:

Depreciation expense, amortization and other amounts	1.92	1.92	1.82	1.82

Funds From Operations	$2.34	2.39	$2.42	2.50

Adjustments to reconcile FFO to Core FFO:
One-time additional preferred devidend payment	0.02	0.02	—	—
Gain on redemption of preferred units	(0.02)	(0.02)	—	—
Original preferred stock issuance costs expensed	0.11	0.11	—	—
All other non-core items	0.03	0.02	0.03	0.03

Core Funds From Operations	$2.48	2.52	$2.45	2.53

Weighted average shares (000's)	89,928		90,838

Conference Call

In conjunction with Regency's third quarter results, you are invited to listen to its conference call that will be broadcast live over the internet on Thursday, November 8, 2012 at 10:00 a.m. EST on the Company's web site www.RegencyCenters.com. If you are unable to participate during the live webcast, the call will also be archived on the web site.

The Company has published forward-looking statements and additional financial information in its third quarter 2012 supplemental information package that may help investors estimate earnings for 2012. A copy of the Company's third quarter 2012 supplemental information will be available on the Company's web site at www.RegencyCenters.com or by written request to: Investor Relations, Regency Centers Corporation, One Independent Drive, Suite 114, Jacksonville, Florida, 32202. The supplemental information package contains more detailed financial and property results including financial statements, an outstanding debt summary, acquisition and development activity, investments in partnerships, information pertaining to securities issued other than common stock, property details, a significant tenant rent report and a lease expiration table in addition to earnings and valuation guidance assumptions. The information provided in the supplemental package is unaudited and there can be no assurance that the information will not vary from the final information for the quarter ended September 30, 2012. Regency may, but assumes no obligation to, update information in the supplemental package from time to time.

Reconciliation of Net Income Attributable to Common Stockholders to FFO and Core FFO - Actual (in thousands)

For the Periods Ended September 30, 2012 and 2011	Three Months Ended		Year to Date
	2012	2011	2012	2011
Net income attributable to common stockholders	$11,637	8,510	$30,515	23,556
Adjustments to reconcile to Funds from Operations:
Depreciation and amortization - consolidated real estate	25,362	28,337	81,611	85,199
Depreciation and amortization - unconsolidated partnerships	10,639	10,793	32,516	33,023
Consolidated JV partners' share of depreciation	(184)	(177)	(548)	(559)
Provision for impairment	1,146	6,699	23,655	11,279
Amortization of leasing commissions and intangibles	3,777	3,987	11,817	12,324
Gain on sale of operating properties, net of tax	(451)	(2,212)	(16,529)	(2,237)
Income deferrals under the Restricted Gain Method for GAAP	—	—	—	—
Loss from deferred compensation plan, net	—	64	—	1,120
Noncontrolling interest of exchangeable partnership units	39	27	116	77

Funds From Operations	51,965	56,028	163,153	163,782

Dilutive effect of share-based awards	(144)	(181)	(465)	(527)
Funds from Operations for calculating Diluted FFO per Share	$51,821	55,847	$162,688	163,255

Funds From Operations	$51,965	56,028	$163,153	163,782
Adjustments to reconcile to Core Funds from Operations:
Development and outparcel (gain) loss, net of dead deal costs and tax	449	613	(773)	(731)
Provision for impairment	1	—	1,000	—
Provision for hedge ineffectiveness	9	—	20	—
(Gain) loss on early debt extinguishment	852	(1,738)	856	(1,740)
Restructuring charges	—	—	—	—
Original preferred stock issuance costs expensed	2,283	—	10,119	—
Gain on redemption of preferred units	—	—	(1,875)	—
One-time additional preferred dividend payment	—	—	1,750	—
Transaction fees and promotes	—	—	—	(5,000)

Core Funds From Operations	55,559	54,903	174,250	156,311

Dilutive effect of share-based awards	(144)	(181)	(465)	(527)
Core Funds From Operations for calculating Diluted Core FFO per Share	$55,415	54,722	$173,785	155,784

Weighted Average Shares for Diluted FFO per Share	89,839	89,694	89,713	88,236

Reported results are preliminary and not final until the filing of the Company's Form 10-Q with the SEC and, therefore, remain subject to adjustment.

About Regency Centers Corporation (NYSE: REG)

Regency is the preeminent national owner, operator, and developer of dominant grocery-anchored and community shopping centers. At September 30, 2012, the Company owned 347 retail properties, including those held in co-investment partnerships. Including tenant-owned square footage, the portfolio encompassed 46.1 million square feet located in top markets throughout the United States. Since 2000, Regency has developed 209 shopping centers, including those currently in-process, representing an investment at completion of more than $3.0 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.
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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.